UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 6, 2005

Distributed Energy Systems Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-50453	20-0177690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Technology Drive, Wallingford, Connecticut	06492
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (203) 678 - 2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On September 6, 2005, Distributed Energy Systems Corp. (the “Company”) announced that Darren Jamison had been appointed as President of the Company’s Northern Power Systems subsidiary. Mr. Jamison joined Northern Power Systems in February 2004 as Executive Vice President, Operations and had served as Chief Operating Officer of Northern since December 2004.

The Company also announced that it had entered into an agreement with Clint Coleman, formerly President of Northern, dated and accepted September 1, 2005, under which Mr. Coleman will serve as the Company’s Executive Vice President for Corporate Development. The agreement provides for an employment period ending June 30, 2007, which may be extended for an additional year in the event of the sale of substantially all of the Company’s assets or business to a third party. The agreement allows for Mr. Coleman to work less than full time and to be compensated on a pro-rata basis at his current annual base pay rate of $181,600. During each of the three calendar years covered by the employment period, Mr. Coleman will be eligible to receive options to purchase up to 40,000 shares of common stock of the Company, subject to achievement of certain milestones. Following the employment period, the Company will pay 50% of the premiums for Mr. Coleman’s health care insurance through age 65, unless he is eligible for health insurance through another employer.

Item 9.01 Financial Statements and Exhibits

The following exhibits are filed with this report:

Exhibit Number	Description
99.1	Registrant’s Press Release dated September 6, 2005 (furnished herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Distributed Energy Systems Corp.
(Registrant)

Date: September 6, 2005	/s/ John A. Glidden
John A. Glidden
Vice President Finance

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
99.1	Registrant’s Press Release dated September 6, 2005 (furnished herewith)